As filed with the Securities and Exchange Commission on June 28, 2023

Registration No. 333-259975

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO:
Form S-3
Registration Statement No. 333-259975
UNDER
THE SECURITIES ACT OF 1933

QUALTRICS INTERNATIONAL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	47-1754215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
333 West River Park Drive
Provo, Utah 84604
385-203-4999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zig Serafin
Chief Executive Officer
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
(385) 203-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. The Registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
Qualtrics International Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) this post-effective amendment no. 3 (the “Post-Effective Amendment No. 3”) to deregister all shares of class A common stock, par value $0.0001 per share, of the Registrant (“Class A Common Stock”), previously registered under the following Registration Statement on Form S-3 (the “Registration Statement”), together with any other securities registered thereunder:

•	Registration Statement on Form S-1 (File No. 333-259975), filed with the SEC on October 1, 2021, which was declared effective by the SEC on October 12, 2021, as amended by Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed with the SEC on March 1, 2022, which converted the Registration Statement on Form S-1 into a Registration Statement on Form S-3, which was declared effective by the SEC on April 19, 2022, as further amended by Post-Effective Amendment No. 2 to Form S-3 filed with the SEC on May 4, 2022, which was declared effective by the SEC on May 13, 2022, pertaining to the registration of up to 24,142,065 shares of Class A Common Stock.
On June 28, 2023, pursuant to the Agreement and Plan of Merger, dated as of March 12, 2023 (the “Merger Agreement”), by and among the Registrant, Quartz Holdco, LLC, a Delaware limited liability company (“Parent”) and Quartz MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all of such securities, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on June 28, 2023.

QUALTRICS INTERNATIONAL INC.

By:	/s/ Blake Tierney
Name:	Blake Tierney
Title:	General Counsel
Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement.